Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $832 MILLION IN FIRST QUARTER

Net Income Up 24 Percent Over First Quarter 2010

Strong Business Performance and Increased Capital Flexibility

Position PNC for Growth

PITTSBURGH, April 21, 2011 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $832 million, or $1.57 per diluted common share, for the first quarter of 2011 compared with net income of $820 million, or $1.50 per diluted common share, for the fourth quarter of 2010 and net income of $671 million, or $.66 per diluted common share, for the first quarter of 2010.

“PNC delivered exceptional performance in the opening quarter of 2011,” said James E. Rohr, chairman and chief executive officer. “Confidence is returning to the economy, and our strong balance sheet, capital position and sales momentum create tremendous opportunities for PNC to increase market share. We recently enhanced the return on shareholder investment through a significant increase in our second quarter dividend. Going forward, PNC will continue to invest in our businesses for growth across the franchise.”

Income Statement Highlights

•	Strong results for the first quarter reflected pretax earnings from continuing operations of $1.1 billion, comparable to the fourth quarter of 2010.

•	Net interest income for the first quarter was $2.2 billion and the net interest margin was 3.94 percent, both remaining relatively stable with the fourth quarter of 2010.

•

Noninterest income of $1.5 billion for the first quarter declined $.2 billion from the linked quarter primarily due to a $160 million gain on the sale of a portion of PNC’s BlackRock shares in the fourth quarter.

- more -

PNC Earns $832 Million in First Quarter – Page 2

•	The provision for credit losses of $.4 billion in the first quarter was relatively consistent with the fourth quarter as overall credit quality improved.

•

Noninterest expense decreased $270 million to $2.1 billion compared with the fourth quarter primarily reflecting the company’s disciplined expense management and elevated fourth quarter expense levels.

Credit Quality Highlights

•

Improvement in overall credit quality continued in the first quarter of 2011. Nonperforming assets decreased $43 million to $5.3 billion at March 31, 2011 compared with year end and declined $1.3 billion from March 31, 2010. Accruing loans past due of $1.9 billion were relatively unchanged from year end and significantly decreased from $3.3 billion at March 31, 2010. The allowance for loan and lease losses was $4.8 billion, or 3.19 percent of total loans and 108 percent of nonperforming loans, as of March 31, 2011.

Balance Sheet Highlights

•

Total loans were $149 billion at March 31, 2011 and $151 billion at December 31, 2010. Growth in commercial loans of $1.4 billion during the quarter was offset by declines in commercial real estate loans of $.8 billion and residential mortgage loans of $.7 billion. Loans and commitments originated and renewed totaled approximately $27 billion in the first quarter, including $.9 billion of small business loans.

•

Total deposits were $182 billion at March 31, 2011 and $183 billion at December 31, 2010. Transaction deposits of $135 billion were essentially stable with year end and grew $8.1 billion from March 31, 2010. Higher cost retail certificates of deposit continued to decline with a reduction of $1.5 billion, or 4 percent, in the first quarter.

•	PNC’s high quality balance sheet was core funded with a loan to deposit ratio of 82 percent at March 31, 2011 and a strong bank liquidity position to support growth.

•	PNC’s strong capital levels were reflected in its Tier 1 common capital ratio which increased to an estimated 10.3 percent at March 31, 2011 from 9.8 percent at December 31, 2010.

•

The PNC board of directors raised the quarterly cash dividend on common stock payable on May 5, 2011 to 35 cents per share, an increase of 25 cents per share, or 250 percent. The board of directors also confirmed that PNC may begin to purchase common stock under its existing 25 million share repurchase program in open market or privately negotiated transactions. PNC plans to repurchase up to $500 million of common stock during the remainder of 2011.

•

PNC reached a definitive agreement in January 2011 to acquire 19 branches and approximately $350 million of deposits from BankAtlantic Bancorp, Inc. located in the Tampa, Florida area. The transaction is expected to close in June 2011, subject to customary closing conditions.

First quarter 2010 net income per diluted common share of $.66 included a reduction of $.50 per diluted common share related to the redemption of TARP preferred shares. The Consolidated Financial Highlights accompanying this news release provide additional information regarding PNC’s redemption of TARP preferred shares and include reconciliations of reported to non-GAAP financial measures including a reconciliation of business segment income to income from continuing operations before noncontrolling interests. Reference to core net interest income is to total net interest income less purchase accounting accretion.

- more -

PNC Earns $832 Million in First Quarter – Page 3

CONSOLIDATED REVENUE REVIEW

Total revenue was $3.6 billion for the first quarter of 2011 compared with $3.9 billion for the fourth quarter of 2010 and $3.8 billion for the first quarter of 2010. The decrease in revenue compared with the linked quarter was due to lower noninterest income primarily resulting from a $160 million gain in the fourth quarter of 2010 related to the sale of a portion of PNC’s BlackRock shares. The decrease in revenue compared with first quarter 2010 was mainly a result of lower net interest income.

Net interest income of $2.2 billion for the first quarter of 2011 remained relatively consistent with the fourth quarter of 2010 and declined $203 million compared with the first quarter of 2010. The net interest margin was 3.94 percent for the first quarter of 2011 compared with 3.93 percent for fourth quarter 2010 and 4.24 percent for first quarter 2010. The slight decrease in net interest income of $25 million compared with the linked quarter was due to a decline in purchase accounting accretion partially offset by growth in core net interest income as a result of lower funding costs. The decrease in net interest income and the net interest margin compared with the first quarter of 2010 was attributable to lower purchase accounting accretion, soft loan demand and the low interest rate environment partially offset by lower funding costs.

Noninterest income was $1.5 billion for the first quarter of 2011 compared with $1.7 billion for the fourth quarter of 2010 and $1.4 billion for the first quarter of 2010. Fourth quarter 2010 noninterest income included a gain of $160 million on 7.5 million BlackRock shares sold by PNC. Corporate service fees decreased $153 million to $217 million compared with the linked quarter primarily due to a change in the value of commercial mortgage servicing rights and lower merger and acquisition advisory fees. A first quarter loss on commercial mortgage servicing rights compared with a fourth quarter gain was due to changes in interest rates and prepayments. Asset management fees declined $40 million, or 13 percent, from the fourth quarter reflecting higher earnings recognized on the BlackRock investment in the fourth quarter. Residential mortgage fees increased $38 million, or 24 percent, from the fourth quarter primarily as a result of higher loan sales revenue and net hedging gains on mortgage servicing rights. Service charges on deposits decreased 7 percent and consumer service fees declined 3 percent largely due to seasonal declines in fees. Other noninterest income of $343 million for the first quarter increased $109 million from the linked quarter primarily due to repurchase reserves recorded in the fourth quarter. Net gains on sales of securities were $37 million in the first quarter of 2011, a decline of $31 million compared with the fourth quarter, and net other-than-temporary impairments improved by $10 million to $34 million. Net securities gains during the first quarter mainly resulted from sales of agency residential mortgage-backed securities and government agency securities.

Noninterest income in the first quarter of 2011 increased $71 million compared with the first quarter of 2010 due to higher residential mortgage fees, higher net gains on sales of securities net of other-than-temporary impairments and a decrease in repurchase reserves partially offset by lower corporate service fees and a decline in service charges on deposits from the impact of Regulation E rules pertaining to overdraft fees.

- more -

PNC Earns $832 Million in First Quarter – Page 4

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the first quarter of 2011 was $2.1 billion compared with $2.3 billion for the fourth quarter of 2010 and $2.1 billion in the first quarter of 2010. The linked quarter decrease of $270 million primarily resulted from disciplined expense management and elevated fourth quarter expense levels due to residential mortgage expenses principally related to foreclosure activities, the impact of integration costs and compensation-related costs. These declines were partially offset by a reversal of a portion of an indemnification liability for certain Visa litigation of $38 million in first quarter 2011 compared with $76 million in fourth quarter 2010 as well as investments in the businesses. Noninterest expense decreased $43 million compared with the first quarter of 2010 primarily due to the impact of integration costs in first quarter 2010 and the first quarter 2011 reversal of a portion of an indemnification liability for certain Visa litigation partially offset by investments in the businesses.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $259 billion at March 31, 2011 compared with $264 billion at December 31, 2010 and $265 billion at March 31, 2010. The decrease compared with year end was primarily attributable to lower investment securities. The decline from March 31, 2010 included lower loans somewhat offset by an increase in investment securities.

Loans were $149.4 billion at March 31, 2011 compared with $150.6 billion at December 31, 2010 and $157.3 billion at March 31, 2010. Growth in commercial loans of $1.4 billion was offset by declines of $.8 billion in commercial real estate loans, $.7 billion of residential real estate loans and $.6 billion of home equity loans compared with year end. Average loans of $150 billion for the first quarter increased $.2 billion compared with the fourth quarter as a result of a 4 percent increase in average commercial loans largely from a modest increase in utilization and new business activity somewhat offset by declines of 5 percent in average commercial real estate loans and 4 percent in average residential mortgage loans. Average loans decreased $8.6 billion, or 5 percent, compared with the first quarter of 2010 due to soft customer loan demand, loan repayments, dispositions and net charge-offs. Total loan originations and new commitments and renewals were approximately $27 billion for the first quarter of 2011 compared with $46 billion for the fourth quarter of 2010 and $23 billion for the first quarter of 2010.

- more -

PNC Earns $832 Million in First Quarter – Page 5

Investment securities at March 31, 2011 were $61.0 billion compared with $64.3 billion at December 31, 2010 and $57.6 billion at March 31, 2010. The decline from year end was the result of principal payments and net sales of primarily agency mortgage-backed securities and government agency securities. Average investment securities were $62.2 billion for the first quarter of 2011, $62.3 billion for the fourth quarter of 2010 and $56.6 billion for the first quarter of 2010. The increase compared with first quarter 2010 reflected net investments of excess liquidity in short duration, high quality securities, primarily agency residential mortgage-backed securities. At March 31, 2011, the available for sale investment securities balance included a net unrealized pretax loss of $.6 billion representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $.9 billion at December 31, 2010 and $1.6 billion at March 31, 2010. The improvement in the net unrealized pretax loss compared with year end was primarily due to improved liquidity in non-agency residential mortgage-backed securities markets. The improvement compared with March 31, 2010 was attributable to overall lower market interest rates and also improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Federal funds sold and resale agreements decreased $1.5 billion and trading securities increased $.4 billion as of March 31, 2011 compared with December 31, 2010 due to hedging activities for residential mortgage servicing rights.

Deposits were $182.0 billion at March 31, 2011 compared with $183.4 billion at December 31, 2010 and $182.5 billion at March 31, 2010. Average deposits of $181 billion for the first quarter of 2011 decreased $.9 billion compared with the fourth quarter of 2010 and declined $2.3 billion compared with the first quarter of 2010. In the linked quarter comparison, growth in average transaction deposits of $.8 billion was more than offset by a decline in average retail certificates of deposit of $2.7 billion, or 7 percent. Average transaction deposits grew $7.4 billion, or 6 percent, compared with the first quarter of 2010 and average retail certificates of deposit decreased $10.7 billion, or 23 percent. The ongoing planned reduction of high-cost and primarily nonrelationship certificates of deposit is part of PNC’s overall deposit strategy that is focused on growing demand and other transaction deposits as the cornerstone product of customer relationships and a lower-cost, stable funding source.

Borrowed funds were $35.0 billion at March 31, 2011 compared with $39.5 billion at December 31, 2010 and $42.5 billion at March 31, 2010. The decline from year end was primarily due to maturities of bank notes and senior debt, Federal Home Loan Bank borrowings and subordinated debt. Average borrowed funds were $38.4 billion for the first quarter of 2011, $38.2 billion for the fourth quarter of 2010 and $42.3 billion for the first quarter of 2010. The increase in average borrowed funds compared with the fourth quarter resulted from higher federal funds purchased during first quarter 2011. The declines in the comparisons with first quarter 2010 were primarily related to maturities of Federal Home Loan Bank borrowings.

- more -

PNC Earns $832 Million in First Quarter – Page 6

PNC’s capital levels and ratios at March 31, 2011 remained strong. Common shareholders’ equity increased to $30.5 billion at March 31, 2011 compared with $29.6 billion at December 31, 2010 and $26.5 billion at March 31, 2010 primarily through earnings retention. In first quarter 2010, $3.45 billion of new common equity was issued and $7.6 billion of preferred shares issued to the U.S. Treasury under the TARP Capital Purchase Program were redeemed. The Tier 1 common capital ratio increased to an estimated 10.3 percent at March 31, 2011 from 9.8 percent at December 31, 2010 and 7.9 percent at March 31, 2010. The Tier 1 risk-based capital ratio increased to an estimated 12.6 percent at March 31, 2011 from 12.1 percent at December 31, 2010 and 10.3 percent at March 31, 2010. Increases in both ratios were primarily attributable to retention of earnings and, in the comparison with March 31, 2010, the third quarter 2010 sale of PNC Global Investment Servicing.

The PNC board of directors recently raised the quarterly cash dividend on common stock to 35 cents per share, an increase of 25 cents per share, payable on May 5, 2011. The board of directors also confirmed that PNC may begin to purchase common stock in open market or privately negotiated transactions under its existing 25 million share repurchase program, of which 24.7 million shares remained as of March 31, 2011. PNC plans to repurchase up to $500 million of common stock during the remainder of 2011.

CREDIT QUALITY REVIEW

Overall credit quality further improved in the first quarter of 2011. Nonperforming assets declined by $43 million to $5.3 billion at March 31, 2011 compared with December 31, 2010 and decreased $1.3 billion, or 20 percent, from $6.5 billion at March 31, 2010. The decline from a year ago reflected lower commercial, residential real estate and commercial real estate nonperforming loans. Nonperforming assets to total assets were 2.03 percent at March 31, 2011 compared with 2.01 percent at December 31, 2010 and 2.46 percent at March 31, 2010. Nonperforming loans declined to $4.4 billion as of March 31, 2011 from $4.5 billion as of December 31, 2010 and $5.8 billion at March 31, 2010. Included in nonperforming loans were troubled debt restructured loans of $882 million at March 31, 2011, $784 million at December 31, 2010 and $385 million at March 31, 2010. The net increase in troubled debt restructurings reflected continued efforts to work with borrowers experiencing financial difficulties.

Overall delinquencies remained stable in the first quarter of 2011. Accruing loans past due 90 days or more decreased to $486 million at March 31, 2011 from $542 million at December 31, 2010. Accruing loans past due 60 to 89 days of $363 million at March 31, 2011 declined $55 million since December 31, 2010. Accruing loans past due 30 to 59 days were $1.0 billion at March 31, 2011 compared with $942 million at December 31, 2010, an increase of $105 million primarily related to commercial real estate loans.

- more -

PNC Earns $832 Million in First Quarter – Page 7

The provision for credit losses was $421 million for the first quarter of 2011, $442 million in fourth quarter 2010 and $751 million for the first quarter of 2010. The significant decline from the prior year first quarter was driven by overall credit quality improvement and continuation of actions to reduce exposure levels. Net charge-offs for the first quarter of 2011 were $533 million, or 1.44 percent of average loans on an annualized basis, compared with $791 million, or 2.09 percent, for the fourth quarter of 2010 and $691 million, or 1.77 percent, for the first quarter of 2010. Net charge-offs decreased in the linked quarter comparison primarily due to a decline in commercial loan net charge-offs of $161 million and lower residential real estate net charge-offs of $68 million.

The allowance for loan and lease losses was $4.8 billion at March 31, 2011, $4.9 billion at December 31, 2010 and $5.3 billion at March 31, 2010. The allowance for loan and lease losses to total loans was 3.19 percent at March 31, 2011, 3.25 percent at December 31, 2010 and 3.38 percent at March 31, 2010. The allowance to nonperforming loans was 108 percent at March 31, 2011 compared with 109 percent at December 31, 2010 and 92 percent at March 31, 2010.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking incurred a loss of $18 million for the first quarter of 2011 compared with earnings of $44 million for the fourth quarter of 2010 and earnings of $24 million for first quarter 2010. The loss in the linked quarter comparison was driven by a higher provision for credit losses primarily associated with the home equity loan portfolio and seasonally lower revenue and noninterest expense. The decrease from the prior year first quarter resulted from lower revenue from the impact of Regulation E rules related to overdraft fees and the low interest rate environment, partially offset by a lower provision for credit losses.

•

Checking relationships grew by 56,000 during the first quarter of 2011. In addition, active online banking and active online bill payment customers grew by 6 percent and 5 percent, respectively, in the first quarter of 2011.

•

Success in implementing Retail Banking’s deposit strategy resulted in growth in average transaction deposits of $1.2 billion, or 2 percent, compared with the fourth quarter and $3.7 billion, or 5 percent, compared with the prior year first quarter. Transaction deposit growth was more than offset by planned run off of higher rate certificates of deposit net of successful retention of customer relationships. A continued decline in certificates of deposit is expected throughout 2011.

•

Customer loan demand has shown signs of improvement. Average loans were essentially stable with the fourth quarter of 2010 and decreased $.9 billion, or 2 percent, compared with the year ago quarter. The decrease from first quarter 2010 was primarily due to lower home equity loans, commercial loans and residential mortgages partially offset by higher education and indirect auto loans.

•

Net interest income for the first quarter of 2011 decreased $8 million, or 1 percent, compared with the linked quarter and $51 million, or 6 percent, compared with the first quarter of 2010. The declines were primarily driven by lower interest credits assigned to deposits.

- more -

PNC Earns $832 Million in First Quarter – Page 8

•

Noninterest income decreased $23 million, or 5 percent, compared with the fourth quarter and $61 million, or 12 percent, from the first quarter of 2010. The linked quarter decline reflected primarily seasonal decreases in transaction-related fees, such as merchant services, debit cards and credit cards. In the year-over-year quarter comparison, noninterest income declined due to lower overdraft fees resulting from Regulation E rules.

•

Noninterest expense for the first quarter decreased $47 million, or 4 percent, from the fourth quarter and increased $26 million, or 3 percent, over the first quarter of 2010. The decrease from the linked quarter was due to seasonally lower expenses including compensation and volume-related expense associated with lower fee income and the timing of marketing expense. In the year-over-year quarter comparison, increased expense was driven by investments in the business.

•

Provision for credit losses was $276 million for the first quarter of 2011 compared with $157 million in the fourth quarter and $339 million in the first quarter of 2010. Net charge-offs were $257 million for the first quarter of 2011 compared with $225 million in the fourth quarter and $300 million in the first quarter of 2010. The increase in the provision compared with the fourth quarter was primarily due to trends reflecting an increase in bankruptcies within the home equity portfolio, continued loan modifications, many of which resulted in troubled debt restructurings, and a longer foreclosure timeline. Credit quality improved in the credit card and small business portfolios.

•

PNC’s expansive branch footprint covers nearly one-third of the U.S. population in 14 states with a network of 2,446 branches and 6,660 ATMs at March 31, 2011. During the first quarter of 2011, PNC opened 6 traditional branches, consolidated 30 branches and had a net decrease of 13 ATMs.

•

For 2011, Retail Banking revenue will decline compared with 2010 from the impact of the rules set forth in Regulation E related to overdraft fees and is expected to be negatively impacted by the potential limits related to interchange rates on debit card transactions proposed in the Dodd-Frank legislation. The incremental negative impact of these two aspects of regulatory reform on fees is estimated to be approximately $400 million in 2011 compared with 2010 if limits to interchange rates are implemented consistent with rules currently proposed by the Federal Reserve Board. Changes in the proposed interchange rules could impact this estimate. Further, estimates do not include any additional financial impact of other or additional regulatory requirements.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $432 million in the first quarter of 2011 compared with $543 million in the fourth quarter of 2010 and $368 million in the first quarter of 2010. The decline in the linked quarter comparison reflected lower net interest income and a decrease in the value of commercial mortgage servicing rights partially offset by a decrease in noninterest expense and a lower provision for credit losses. The increase in earnings over first quarter 2010 was due to a lower provision for credit losses somewhat offset by declines in net interest income and revenue from commercial mortgage banking activities.

•

Net interest income for the first quarter of 2011 of $799 million decreased $118 million compared with the fourth quarter of 2010 and $91 million compared with the first quarter of 2010. The decrease from the linked quarter was primarily due to lower purchase accounting accretion. The decline in the prior year first quarter comparison was mainly a result of lower purchase accounting accretion, lower interest credits assigned to deposits and a decrease in average loan balances partially offset by improved loan spreads and an increase in average deposits.

- more -

PNC Earns $832 Million in First Quarter – Page 9

•

Corporate service fees were $187 million in the first quarter of 2011 compared with $334 million in the fourth quarter of 2010 and $242 million in the first quarter of 2010. The linked quarter comparison reflected a decrease in the value of commercial mortgage servicing rights due to changes in interest rates and prepayments compared with an increase in value in the fourth quarter of 2010. Lower merger and acquisition advisory fees also impacted the comparison. The decline from the first quarter of 2010 was primarily due to a reduction in the value of commercial mortgage servicing rights largely driven by lower interest rates, lower debt underwriting revenue and lower ancillary commercial mortgage servicing fees.

•

Noninterest expense of $445 million in the first quarter of 2011 declined $61 million compared with the fourth quarter of 2010 and was essentially flat compared with the first quarter of 2010. The decrease from the linked quarter reflected lower compensation-related costs.

•

Provision for credit losses was a benefit of $30 million in the first quarter of 2011 compared with provisions of $18 million in the fourth quarter of 2010 and $236 million in the first quarter of 2010. The year-over-year first quarter comparison reflected overall improvement in portfolio credit quality along with lower loan and commitment levels. Net charge-offs for the first quarter of 2011 decreased to $153 million compared with $349 million in fourth quarter 2010 and $271 million in the first quarter of 2010. Net charge-offs declined across all portfolios in the linked quarter comparison, particularly in the equipment lease financing and commercial real estate portfolios, which also drove the year-over-year decline. Nonperforming assets declined for the fourth consecutive quarter.

•

Average loans were $64 billion for the first quarter of 2011 compared with $63 billion in the fourth quarter of 2010 and $66 billion in the first quarter of 2010. The increase in the linked quarter comparison, primarily in commercial loans, was due to a modest increase in utilization and new business activity. The year-over-year first quarter decline was largely related to exits of certain client relationships combined with lower credit utilization rates in 2011.

•

Average deposits were $46 billion in both the first quarter of 2011 and the fourth quarter of 2010 and increased $3.9 billion, or 9 percent, from the prior year first quarter. Deposit inflows continued as customers moved balances into noninterest-bearing demand deposits to maintain liquidity.

•

The commercial mortgage servicing portfolio was $266 billion at both March 31, 2011 and December 31, 2010 and $282 billion at March 31, 2010. The decrease from a year ago was the result of run off exceeding additions due to limited market opportunities to purchase servicing rights as well as the sale of an acquired agency servicing operation, a noncore business, in the second quarter of 2010.

•

Overall results benefited from successful sales efforts to new customers and product penetration of the existing customer base. The business achieved record client growth in 2010 and continued this momentum into 2011. Sales of treasury management and capital markets products to customers in PNC’s western markets have been successful following the systems conversions. Sales in the first quarter of 2011 were ahead of both target and first quarter 2010.

Asset Management Group

Asset Management Group earned $43 million in the first quarter of 2011 compared with $28 million in the fourth quarter of 2010 and $39 million in the first quarter of 2010. Assets under administration were $219 billion as of March 31, 2011. Earnings for the quarter reflected a benefit from the provision for credit losses and lower noninterest expense compared with the fourth quarter. The business maintained its focus on new client acquisition and client asset growth during the quarter.

- more -

PNC Earns $832 Million in First Quarter – Page 10

•

Assets under administration were $219 billion at March 31, 2011 compared with $212 billion at December 31, 2010 and $209 billion at March 31, 2010. Discretionary assets under management were $110 billion at March 31, 2011 compared with $108 billion at December 31, 2010 and $105 billion at March 31, 2010. The increase in the comparisons was driven by higher equity markets, successful client retention and strong sales performance.

•

Noninterest income of $162 million for the quarter increased $3 million, or 2 percent, compared with the linked quarter due to higher asset values from stronger equity markets and new sales. The noninterest income decline of $2 million, or 1 percent, in the prior year first quarter comparison was primarily due to the exit of acquisition-related noncore products.

•

Net interest income was $60 million for the first quarter of 2011 compared with $65 million in the fourth quarter of 2010 and $63 million in the first quarter of 2010. The decreases were attributable to lower loan yields and lower interest credits assigned to deposits reflective of the current low rate environment.

•

Noninterest expense of $160 million in the first quarter of 2011 decreased $11 million, or 6 percent, compared with the fourth quarter and increased $4 million, or 3 percent, from the year ago first quarter. The decrease from the linked quarter was mainly due to higher compensation-related costs in the fourth quarter. The increase from first quarter 2010 was attributable to investments in the business to drive growth.

•

Provision for credit losses was a benefit of $6 million in the first quarter of 2011 reflecting improved credit quality compared with provisions of $9 million for both the fourth quarter and first quarter of 2010. A net recovery of $11 million was recognized for the first quarter compared with net charge-offs of $21 million in the linked quarter and $4 million in the first quarter of 2010.

•

Average deposits for the quarter of $ 7.7 billion increased $175 million, or 2 percent, compared with the fourth quarter and $765 million, or 11 percent, over the prior year first quarter. Average transaction deposits grew 3 percent over the linked quarter and 15 percent compared with first quarter 2010 and were substantially offset by the strategic run off of higher rate certificates of deposit in the prior year comparison. Average loan balances of $6.3 billion increased $40 million, or 1 percent, compared with the linked quarter and decreased $126 million, or 2 percent, from the prior year first quarter primarily due to soft loan demand in the current economy.

Residential Mortgage Banking

Residential Mortgage Banking earned $71 million in the first quarter of 2011 compared with $3 million in the fourth quarter of 2010 and $78 million in the first quarter of 2010. Earnings increased from the fourth quarter primarily due to lower foreclosure-related expenses, increased loan sales revenue and higher net hedging gains on mortgage servicing rights. Earnings declined from the prior year first quarter primarily as a result of a higher provision for credit losses, lower servicing fees, lower net interest income and higher noninterest expense partially offset by increased loans sales revenue and higher net hedging gains on mortgage servicing rights.

•

Total loan originations were $3.2 billion for the first quarter of 2011 compared with $3.5 billion in the fourth quarter of 2010 and $2.0 billion in the first quarter of 2010. Refinance application volume declined slightly from the linked quarter, but was up compared to first quarter 2010. Loans continue to be originated primarily through direct channels under FNMA, FHLMC and FHA/VA agency guidelines.

- more -

PNC Earns $832 Million in First Quarter – Page 11

•

Residential mortgage loans serviced for others totaled $127 billion at March 31, 2011 compared with $125 billion at December 31, 2010 and $141 billion at March 31, 2010. Although payoffs continued to outpace production, the increase at March 31, 2011 compared with year end was due to the acquisition of servicing rights related to $4.6 billion of residential loans on March 31, 2011.

•

Noninterest income was $202 million in the first quarter of 2011 compared with $168 million in the fourth quarter of 2010 and $154 million in the first quarter of 2010. The linked quarter increase reflected higher loan sales revenue and higher net hedging gains on mortgage servicing rights. The year-over-year first quarter increase resulted from higher loan sales revenue driven by higher loan origination volume and higher net hedging gains on mortgage servicing rights.

•

Net interest income was $56 million in the first quarter of 2011 compared with $60 million in the fourth quarter of 2010 and $74 million in the first quarter of 2010. The decrease in both comparisons was primarily due to lower interest earned on escrow deposits.

•	The provision for credit losses was $8 million in both the first quarter of 2011 and fourth quarter of 2010 and was a benefit of $16 million in the first quarter of 2010.

•

Noninterest expense was $137 million in the first quarter of 2011 compared with $215 million in the fourth quarter of 2010 and $120 million in the first quarter of 2010. The decrease compared with the linked quarter was primarily due to lower foreclosure-related expenses. The increase from the prior year first quarter was driven by higher loan origination volume and higher foreclosure-related expenses.

•

The fair value of mortgage servicing rights was $1.1 billion at March 31, 2011 compared with $1.0 billion at December 31, 2010 and $1.3 billion at March 31, 2010. The increase in fair value from year end was primarily attributable to the mortgage servicing acquisition of $4.6 billion on March 31, 2011. The decline in fair value from first quarter 2010 was due to lower mortgage rates, higher servicing costs and a smaller mortgage servicing portfolio.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $25 million for the first quarter of 2011 compared with a loss of $71 million in the fourth quarter of 2010 and earnings of $73 million for the first quarter of 2010. The increase in earnings compared with the linked quarter was due to a lower provision for credit losses, higher noninterest income and a decrease in noninterest expense. The decrease in the year-over-year first quarter comparison resulted from lower net interest income partially offset by an increase in noninterest income and a lower provision for credit losses.

•

Average loans were $14 billion for the first quarter of 2011 compared with $15 billion in the fourth quarter of 2010 and $18 billion in the first quarter of 2010. The decreases were due to portfolio management activities including loan sales, paydowns and net charge-offs.

•

Net interest income was $236 million for the first quarter of 2011 compared with $256 million for the fourth quarter of 2010 and $342 million for the first quarter of 2010. The decline in both comparisons reflected lower purchase accounting accretion and a decline in average loan balances.

•

Noninterest income was $9 million in the first quarter of 2011 compared with a loss of $56 million in the fourth quarter of 2010 and a loss of $12 million in the first quarter of 2010. Increases in reserves for brokered home equity loan indemnification and repurchase obligations were recorded in both quarters of 2010.

- more -

PNC Earns $832 Million in First Quarter – Page 12

•

Noninterest expense for the first quarter of 2011 was $53 million compared with $81 million in the fourth quarter of 2010 and $48 million in the first quarter of 2010. The decrease in the linked quarter comparison reflected expenditures in the fourth quarter in connection with external servicing activity. The increase from the prior year first quarter was driven by other real estate owned-related losses and expenses.

•

The provision for credit losses was $152 million in the first quarter of 2011 compared with $231 million in the fourth quarter of 2010 and $165 million in first quarter of 2010. The decrease from the fourth quarter was primarily due to declining losses in the residential mortgage portfolios. The decrease from the prior year first quarter was driven by improved credit performance within the mortgage and construction loan portfolios.

•

Net charge-offs were $123 million for the first quarter of 2011 compared with $183 million for the fourth quarter of 2010 and $111 million for the first quarter of 2010. The decrease in the linked quarter comparison was primarily due to lower net charge-offs on non-prime mortgages. The year over year quarter comparison reflected increases for the brokered home equity portfolio.

•

Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Accordingly, the business activities of this segment are focused on maximizing value within a defined risk profile. This includes selling assets when the terms and conditions are appropriate to reduce future credit and servicing costs.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations. Results of operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of taxes, through June 30, 2010. The sale of PNC Global Investment Servicing was completed on July 1, 2010 and the after-tax gain on the sale is reflected in discontinued operations for third quarter 2010. Business segment results are presented on the basis of continuing operations before noncontrolling interests.

PNC recorded earnings of $279 million in “Other, including BlackRock” for the first quarter of 2011 compared with $273 million for the fourth quarter of 2010 and $66 million for the first quarter of 2010. First quarter 2011 earnings were consistent with the fourth quarter, reflecting the impact of the gain on the sale of a portion of PNC’s BlackRock shares, higher earnings reported by BlackRock and integration costs in the fourth quarter offset by higher net interest income from asset and liability management activities in the first quarter. The increase in earnings over the first quarter of 2010 primarily reflected the impact of integration costs incurred in 2010, the reversal of a portion of an indemnification liability for certain Visa litigation in first quarter 2011 and higher net gains on sales of securities net of other-than-temporary impairments in the first quarter of 2011.

- more -

PNC Earns $832 Million in First Quarter – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international), conference ID 54299314, and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2011 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 54299314, and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

- more -

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2011	December 31 2010	March 31 2010
FINANCIAL RESULTS
Dollars in millions, except per share data

Revenue
Net interest income	$2,176	$2,201	$2,379
Noninterest income (a)	1,455	1,702	1,384

Total revenue	3,631	3,903	3,763
Noninterest expense	2,070	2,340	2,113

Pretax, pre-provision earnings from continuing operations (b)	1,561	1,563	1,650
Provision for credit losses	421	442	751

Income from continuing operations before income taxes and noncontrolling interests (pretax earnings)	$1,140	$1,121	$899

Income from continuing operations before noncontrolling interests (c)	$832	$820	$648

Income from discontinued operations, net of income taxes (d)			23

Net income	$832	$820	$671

Less:
Net income (loss) attributable to noncontrolling interests	(5)	(3)	(5)
Preferred stock dividends, including TARP (e)	4	24	93
Preferred stock discount accretion and redemptions, including redemption of TARP preferred stock discount accretion (e)		1	250

Net income attributable to common shareholders (e)	$833	$798	$333

Diluted earnings per common share
Continuing operations	$1.57	$1.50	$.61
Discontinued operations (d)			.05

Net income	$1.57	$1.50	$.66

Cash dividends declared per common share (f)	$.10	$.10	$.10

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	Noninterest income for the fourth quarter of 2010 includes a $160 million gain related to our sale of a portion of our shares of BlackRock stock as part of BlackRock’s secondary common stock offering in November 2010.
(b)	We believe that pretax, pre-provision earnings from continuing operations, a non-GAAP measure, is useful as a tool to help evaluate our ability to provide for credit costs through operations.
(c)	See page 15 for a reconciliation of business segment income to income from continuing operations before noncontrolling interests.
(d)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS). We sold GIS effective July 1, 2010.
(e)	We redeemed the Series N (TARP) Preferred Stock on February 10, 2010. In connection with the redemption, we accelerated the accretion of the remaining issuance discount on the Series N Preferred Stock and recorded a corresponding reduction in retained earnings of $250 million in the first quarter of 2010. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share. The impact on diluted earnings per share was $.50 for the first quarter of 2010. Total dividends declared for the first quarter of 2010 included $89 million on the Series N Preferred Stock.
(f)	In April 2011, the PNC Board of Directors declared a quarterly cash dividend on common stock of 35 cents per share, an increase of 25 cents per share, or 250%, from the prior quarterly dividend of 10 cents per share. The increased dividend is payable May 5, 2011 to shareholders of record at the close of business on April 18, 2011.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended
	March 31 2011	December 31 2010	March 31 2010
PERFORMANCE RATIOS
Net interest margin (a)	3.94%	3.93%	4.24%
Provision-adjusted net interest margin (b)	3.18	3.15	2.90
Noninterest income to total revenue (c)	40	44	37
Efficiency (d)	57	60	56
Return on:
Average common shareholders’ equity	11.12	10.61	5.37
Average assets	1.29	1.23	1.02

BUSINESS SEGMENT INCOME (LOSS) (e) (f)
In millions

Retail Banking	$(18)	$44	$24
Corporate & Institutional Banking	432	543	368
Asset Management Group	43	28	39
Residential Mortgage Banking	71	3	78
Distressed Assets Portfolio	25	(71)	73
Other, including BlackRock (f) (g) (h)	279	273	66

Income from continuing operations before noncontrolling interests	$832	$820	$648

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2011, December 31, 2010, and March 31, 2010 were $24 million, $22 million, and $18 million, respectively.
(b)	A reconciliation of net interest margin to provision-adjusted net interest margin follows. We believe that provision-adjusted net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the amount of credit related risk associated with interest-earning assets.

	Three months ended
	March 31 2011	December 31 2010	March 31 2010
Net interest margin, as reported	3.94%	3.93%	4.24%
Less: provision adjustment	.76	.78	1.34

Provision-adjusted net interest margin	3.18%	3.15%	2.90%

The adjustment represents annualized provision for credit losses divided by average interest-earning assets.

(c)	Calculated as noninterest income divided by total revenue.
(d)	Calculated as noninterest expense divided by total revenue.
(e)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. Effective January 1, 2011, we revised certain capital allocations among our reportable business segments including, as appropriate, amounts for prior periods. PNC’s total capital did not change as a result of these adjustments for any previously reported periods. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS, which we sold July 1, 2010.
(f)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our first quarter 2011 Form 10-Q will include additional information regarding BlackRock.
(g)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.
(h)	Amount for the fourth quarter of 2010 includes the $160 million gain ($102 million after taxes) related to our gain on the sale of a portion of our shares of BlackRock stock as part of BlackRock’s November 2010 secondary common stock offering.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31 2011	December 31 2010	March 31 2010

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$259,378	$264,284	$265,396
Loans (a) (b)	149,387	150,595	157,266
Allowance for loan and lease losses (a)	4,759	4,887	5,319
Interest-earning deposits with banks (a)	1,359	1,610	607
Investment securities (a)	60,992	64,262	57,606
Loans held for sale (b)	2,980	3,492	2,691
Goodwill and other intangible assets	10,764	10,753	12,714
Equity investments (a)	9,595	9,220	10,256

Noninterest-bearing deposits	48,707	50,019	43,122
Interest-bearing deposits	133,283	133,371	139,401
Total deposits	181,990	183,390	182,523
Transaction deposits	134,516	134,654	126,420
Borrowed funds (a)	34,996	39,488	42,461
Shareholders’ equity	31,132	30,242	26,818
Common shareholders’ equity	30,485	29,596	26,466
Accumulated other comprehensive income (loss)	(309)	(431)	(1,288)

Book value per common share	58.01	56.29	50.32
Common shares outstanding (millions)	526	526	526
Loans to deposits	82%	82%	86%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$110	$108	$105
Nondiscretionary assets under administration	109	104	104
Total assets under administration	219	212	209

CAPITAL RATIOS
Tier 1 common (c)	10.3%	9.8%	7.9%
Tier 1 risk-based (c)	12.6	12.1	10.3
Total risk-based (c)	16.2	15.6	13.9
Leverage (c)	10.6	10.2	8.8
Common shareholders’ equity to assets	11.8	11.2	10.0

ASSET QUALITY RATIOS
Nonperforming loans to total loans	2.94%	2.97%	3.66%
Nonperforming assets to total loans, OREO and foreclosed assets	3.50	3.50	4.14
Nonperforming assets to total assets	2.03	2.01	2.46
Net charge-offs to average loans (for the three months ended) (annualized)	1.44	2.09	1.77
Allowance for loan and lease losses to total loans	3.19	3.25	3.38
Allowance for loan and lease losses to nonperforming loans (d)	108	109	92

(a)	Amounts include consolidated variable interest entities. Our 2010 Form 10-K included, and our first quarter 2011 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items. Also includes our equity interest in BlackRock under Equity investments.
(b)	Amounts include assets for which we have elected the fair value option. Our 2010 Form 10-K included, and our first quarter 2011 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	The ratios as of March 31, 2011 are estimated.
(d)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include purchased impaired loans or loans held for sale.

The PNC Financial Services Group, Inc.	Page 17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2010 Form 10-K, including in the Risk Factors and Risk Management sections of that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	A slowing or failure of the moderate economic recovery that began in mid-2009 and continued throughout 2010 and into 2011.

•

Continued effects of the aftermath of recessionary conditions and the uneven spread of the positive impacts of the recovery on the economy in general and our customers in particular, including adverse impact on loan utilization rates as well as delinquencies, defaults and customer ability to meet credit obligations.

•	Changes in levels of unemployment.

•

Changes in customer preferences and behavior, whether as a result of changing business and economic conditions, climate-related physical changes or legislative and regulatory initiatives, or other factors.

•

Turbulence in significant portions of the US and global financial markets could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

We will be impacted by the extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and ongoing reforms impacting the financial institutions industry generally. Further, as much of the Dodd-Frank Act will require the adoption of implementing regulations by a number of different regulatory bodies, the precise nature, extent and timing of many of these reforms and the impact on us is still uncertain.

•

Financial industry restructuring in the current environment could also impact our business and financial performance as a result of changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

•	Our results depend on our ability to manage current elevated levels of impaired assets.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic recovery that began in mid-2009 and continued throughout 2010 will transition into a self-sustaining economic expansion in 2011 pushing the unemployment rate lower amidst continued low interest rates.

- more -

The PNC Financial Services Group, Inc.	Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

•	Changes resulting from legislative and regulatory responses to the current economic and financial industry environment.

•

Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation (such as those under the Dodd-Frank Act) as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may also include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices and in additional expenses and collateral costs.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

•

Changes resulting from legislative and regulatory initiatives relating to climate change that have or may have a negative impact on our customers’ demand for or use of our products and services in general and their creditworthiness in particular.

•	Changes to regulations governing bank capital, including as a result of the Dodd-Frank Act and of the Basel III initiatives.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits. Acquisitions present us with risks in addition to those presented by the nature of the business acquired. These include risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing.

Acquisitions may be substantially more expensive to complete (including unanticipated costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. Acquisitions may involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in those new areas.

As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. In addition, regulatory and/or legal issues relating to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs or regulatory limitations arising as a result of those issues.

# # #